Schedule A

Transactions in the Shares During the Past 60 Days

Shares of Common Stock Sold	Price per Share ($)(1)	Date of Purchase / Sale
407,776	10.17(2)	04/08/2026
542,368	9.373)	04/09/2026
581,018	9.31(4)	04/10/2026
790,393	9.78(5)	04/13/2026
1,202,375	9.92(6)	04/14/2026

1. The prices reported in this column are a weighted average prices. The Reporting Person undertakes to provide the Issuer and any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price such shares were sold.

2. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.54, inclusive.

3. These shares were sold in multiple transactions at prices ranging from $9.10 to $9.75, inclusive.

4. These shares were sold in multiple transactions at prices ranging from $9.07 to $9.70, inclusive.

5. These shares were sold in multiple transactions at prices ranging from $9.07 to $10.14, inclusive.

6. These shares were sold in multiple transactions at prices ranging from $9.64 to $10.52, inclusive.